UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 2, 2015

MGIC Investment Corporation
(Exact Name of Registrant as Specified in Its Charter)

Wisconsin
(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475
(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202
(Address of Principal Executive Offices)	(Zip Code)

(414) 347-6480
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 19, 2013, Mortgage Guaranty Insurance Corporation (“MGIC”), the Company’s principal subsidiary, entered into a settlement agreement (the “CHL Agreement”) with Countrywide Home Loans, Inc. (“CHL”) and its affiliate, Bank of America, N.A., in its capacity as master servicer or servicer (“Servicer”) pursuant to which the parties agreed to settle legal proceedings between them that related to MGIC’s rescission and denial practices involving loans which were purchased by non-GSE investors, including securitization trusts (the “other investors”).  The CHL Agreement was a subject of the Company’s Current Report on Form 8-K filed April 25, 2013 (the “Prior 8-K”) and was filed as Exhibit 10.2 to the Prior 8-K. The Company has filed with its periodic reports from time to time various amendments to the CHL Agreement (the CHL Agreement, as so amended, the “Original Agreement”).

The Original Agreement was to be implemented only as and to the extent consent to it was given by or on behalf of the other investors and has not been implemented.  On March 2, 2015, MGIC, CHL and Servicer entered into an amendment and restatement of the Original Agreement (the “A&R Agreement”).  There is no material impact to the Company’s financial statements as a result of MGIC’s entry into the A&R Agreement because the estimated impact had previously been recorded.

The A&R Agreement is filed as Exhibit 10.1 to this Report.  The description of the A&R Agreement below is only a summary of its provisions in general and, for example, does not describe all exceptions to such provisions that may apply.  Hence, the description is qualified in its entirety by reference to the text of the A&R Agreement, which is incorporated herein by reference. The Company has requested confidential treatment for certain portions of the A&R Agreement as indicated in such Exhibit.

The description in the next three paragraphs assumes the A&R Agreement is implemented.  Implementation is expected to occur as of June 1, 2015 only if there is consent by or on behalf of a specified portion of the Loans held by the other investors and then only as and to the extent of such consent.  The term “Loans” means loans insured by MGIC to which the A&R Agreement applies.

MGIC will not exercise its rescission rights or deny claims on the Loans for matters related to the origination of a loan and will not curtail claims based on matters relating to the servicing activities of Servicer (a “Curtailment”).  The Original Agreement did not resolve Curtailments. MGIC will pay mortgage insurance claims on the Loans at a reduced amount.  The A&R Agreement does not restrict claim reductions that are policy adjustments nor does it restrict curtailments based on matters relating to the activities of servicers that are not Servicer nor for Loans that are less than 90 days past due as of a specified date. The rescission and denial restriction does not apply to certain Loans.

Rescissions and denials that were effected prior to December 31, 2012 will become final, and claims whose processing as rescissions has been suspended by MGIC prior to October 1, 2014 (MGIC has suspended such processing beginning prior to December 31, 2012) will be processed as rescissions and will become final.  Claims whose processing as rescissions has been suspended after September 30, 2014 will be paid at the reduced rate.  Unlike the Original Agreement, MGIC will not be entitled to reimbursement for the difference between the amount of a claim that MGIC paid and the amount that it would have been paid had the A&R Agreement been implemented at the time of the payment and MGIC will not make any payment on account of rescissions that become final.  All Curtailments and policy adjustments effected prior to implementation will become final.

Following the entry into the A&R Agreement, the remaining funds deposited into escrow in connection with the Original Agreement by MGIC are to be disbursed to it and certain of the funds deposited by CHL are to be disbursed to it.  Upon obtaining consents for the specified portion of the Loans, all legal proceedings will be dismissed and the parties will provide mutual releases, in each case limited to the Loans that consented to the A&R Agreement.  The A&R Agreement also specifies certain future claims processing practices and provides for an alternative dispute resolution process that governs various matters, including MGIC’s future exclusions from coverage of the Loans and certain matters relating to Curtailments and policy adjustments.  The A&R Agreement also contains covenants, representations and warranties, and indemnities customary for transactions of this type.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:

(10.1)
Amended & Restated Confidential Settlement Agreement and Release dated as of March 2, 2015 (“A&R Agreement”), by and among Mortgage Guaranty Insurance Corporation, Countrywide Home Loans, Inc. and Bank of America, N.A., in its capacity as master servicer or servicer of Subject Loans (as defined in the A&R Agreement). *

*
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. Omitted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION

Date: March 5, 2015	By:	/s/ Jeffrey H. Lane
Jeffrey H. Lane
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

(10.1)
Amended & Restated Confidential Settlement Agreement and Release dated as of March 2, 2015 (“A&R Agreement”), by and among Mortgage Guaranty Insurance Corporation, Countrywide Home Loans, Inc. and Bank of America, N.A., in its capacity as master servicer or servicer of Subject Loans (as defined in the A&R Agreement). *

*
Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. Omitted portions have been filed separately with the Securities and Exchange Commission.